Exhibit B, 32(i)

[SEAL]

Nova Scotia

CERTIFICATE OF INCORPORATION

Companies Act

Registry Number

     3062782

Name of Company

     3062782 NOVA SCOTIA COMPANY

I hereby certify that the above mentioned company was incorporated this date under the Companies Act and that the liability of the members is unlimited.

AGENT	December 27, 2001
Agent of the Registrar of Joint Stock Companies	Date of Incorporation